Exhibit 16.1

中正達會計師事務所有限公司 Centurion ZD CPA Limited Certified Public Accountants (Practising)

HK office: 7th Floor, Nan Dao Commercial Building, 359-361 Queen’s Road Central, Hong Kong

香港皇后大道中三五九至三六一號南島商業大廈七樓

Tel : (852) 2851 7954           Fax: (852) 2545 4086

Kowloon office: Room 2105-06, 21/F., Office Tower, Langham Place, 8 Argyle Street, Mongkok, Kowloon, Hong Kong

九龍旺角亞皆老街八號 朗豪坊辦公大樓 2105-06室

Tel: (852) 2780 0607            Fax: (852) 2780 0013

Ref.:912

May 29, 2017

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Vitaxel Group Limited (“the Company”), which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 (a) Dismissal of Independent Registered Public Accounting Firm of its Form 8-K, regarding the change in independent registered public accounting firm. We agree with the statements concerning our firm in such Current Report on Form 8-K. Our last engagement with the Company was for the audit of the consolidated financial statements filed in Form 10-K on April 17, 2017. We have no basis to agree or disagree with other statements made under Item 4.01 (b) Engagement of New Independent Registered Public Accounting Firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

For and on behalf of

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited

(formerly known as DCAW (CPA) Limited)